Exhibit 99.1

Crinetics Pharmaceuticals Expands Executive Team with Addition of Jeff Knight as Chief Operating Officer

SAN DIEGO, September 2, 2021 -- Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today announced the appointment of Jeff E. Knight as chief operating officer. Mr. Knight will draw on his broad experience in pharmaceutical portfolio strategy, program management, and operations in this newly created role, in which he will be responsible for the strategic management of Crinetics' operations and infrastructure including program and portfolio management, alliance management, information technology, and facilities.

Scott Struthers, Ph.D., founder and chief executive officer of Crinetics, stated, “Jeff’s intellectual curiosity and proven ability to grow into new roles makes him a natural fit for the Crinetics team. We look forward to applying his specific expertise in operational and organizational management as we continue to advance our pipeline and increase the staff and infrastructure necessary to support our growing clinical and commercial operations.”

Prior to joining Crinetics, Mr. Knight was responsible for portfolio management and strategy, alliance management, quality and compliance, and corporate operations at Poseida Therapeutics, where he was a member of the executive leadership team. Between 2012 and 2018, Mr. Knight held various positions of increasing responsibility in clinical, development and corporate operations, and program and portfolio management at Amgen, Onyx Pharmaceuticals (a subsidiary of Amgen), and Halozyme Therapeutics. Earlier in his career, he gained valuable clinical development, program management, and regulatory affairs experience at Genentech, Hoechst Marion Roussel (now Sanofi), and PRA International. Mr. Knight earned a Bachelor of Science in nursing from the University of Kansas and a Bachelor of Arts in psychology followed by a Master of Public Health in biostatistics and epidemiology from the University of Oklahoma.

Mr. Knight added, “Crinetics is undergoing a period of immense growth. Not only has the company embarked on registrational studies for their lead product candidate, paltusotine, but they’ve also advanced two new compounds into the clinic and have recently added over 40 new team members to support these programs. I am looking forward to working with this dynamic team to build an operational structure that allows these development efforts to accelerate with focus and efficiency.”

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine (formerly CRN00808), is an investigational, oral, selective nonpeptide somatostatin receptor type 2 biased agonist for the treatment of acromegaly, an orphan disease affecting more than 26,000 people in the United States. A Phase 3 program in acromegaly with paltusotine is underway. Crinetics also plans to advance paltusotine into a Phase 2 trial for the treatment of carcinoid syndrome associated with neuroendocrine tumors. The company is also developing CRN04777, an investigational, oral, nonpeptide somatostatin receptor type 5 (SST5) agonist for congenital hyperinsulinism, as well as CRN04894, an investigational, oral, nonpeptide ACTH antagonist for the treatment of Cushing’s disease, congenital adrenal hyperplasia and other diseases of excess ACTH. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts and are wholly owned by the company.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Investors / Media:
Corey Davis
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
(212) 915-2577

Aline Sherwood
Scienta Communications
asherwood@scientapr.com
(312) 238-8957